KBL HEALTHCARE MANAGEMENT, INC.
380 Lexington Avenue, 31st Floor
New York, N.Y.  10168

April 30, 2009

PRWT Services, Inc.
1835 Market Street
Philadelphia, Pennsylvania 19103

Attention:  Chief Executive Officer

Re: General Advisory Agreement

Gentlemen:

This letter agreement (the “General Advisory Agreement” or this “Agreement”) will confirm the arrangements, terms and conditions pursuant to which KBL Healthcare Management, Inc. (“Advisor” or “KBL”) has been retained to serve as a strategic and financial advisor to PRWT Services, Inc. (the “Company”) during the Term (as defined in Section 2 hereof). For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby agree to the following terms and conditions:

1. Duties of Advisor.  The Company retains KBL as a non-exclusive financial advisor to provide to the Company when requested by the Company from time to time, during normal business hours, upon reasonable notice, strategic and financial advice concerning stockholder relations, including advice regarding the preparation of reports and other releases, long-term financial and strategic planning, corporate reorganization and expansion, capital structure, borrowings and other financial assistance.  These services shall be rendered by KBL in consultation and in cooperation with PRWT’s Vice Chairman (“Vice Chairman”) or such other officer as designated by PRWT, and at such time and place and in such manner (whether by conference, telephone, letter or otherwise) as KBL and the Vice Chairman (or such other officer as designated by PRWT ) may mutually reasonably determine.  KBL shall make available such time as is required to satisfactorily perform its obligations under this Agreement.

2. Term. Unless otherwise terminated in accordance with this Section 3, the term of KBL’s engagement hereunder shall be for a period of three years commencing on the date (“Effective Date”) that the proposed business combination between KBL Healthcare Acquisition Corp. III (“KHAC”) and the Company under the terms of the agreement and plan of reorganization by and among KHAC, the Company and certain other parties, dated as of March 13, 2009 (the “Initial Term”) has been successfully consummated.  Unless either party notifies the other in writing delivered no later than 90 days prior to the first or second anniversary of the Effective Date of a decision to terminate this Agreement at the end of  such year, this Agreement shall continue for the remainder of the Initial Term. Thereafter, this Agreement may be extended by the mutual consent of PRWT and KHAC for additional successive one year terms. The terms provided hereby shall remain in full force and effect during any additional years (the “Additional Term” and, together with the Initial Term, the “Term”).

3. Compensation and Expense Reimbursement.

(a) As compensation for the services rendered by KBL hereunder, the Company shall pay KBL a fee of Two Hundred and Fifty Thousand Dollars ($250,000) per year, with the first annual payment being made on the Effective Date and subsequent annual payments being made on the first anniversary and second anniversary of the Effective Date.

(b) KBL shall be promptly reimbursed for all reasonable, documented out-of-pocket expenses incurred in connection with its engagement hereunder.

(c) The fees set forth herein shall be solely for the services set forth in paragraph 1 above and shall be in addition to any other fees to which the parties may agree from time to time with respect to specific transactions or other services, the terms of which shall be set forth in a separate written agreement between the parties.

4. Indemnification.   The Company agrees to the indemnification provisions set forth in Exhibit A attached hereto, all of which are incorporated by reference and shall survive the termination or expiration of this Agreement.

5. Relationship.  Nothing herein shall constitute Advisor as an employee or agent of the Company, except to such extent as might hereinafter be agreed upon in writing for a particular purpose.  Except as might hereinafter be expressly agreed, Advisor shall not have the authority to obligate or commit the Company in any manner whatsoever.

6. Assignment.  This Agreement shall not be assignable by any party except to successors to all or substantially all of the business of either party for any reason whatsoever without the prior written consent of the other party, which consent may not be unreasonably withheld by the party whose consent is required.

7. Survival.  The provisions set forth in Paragraphs 3, 4, 6 and 10, if applicable, shall survive any termination of Advisor or of this Agreement.

8. Amendment.  This Agreement may not be amended or modified except in writing signed by each of the parties.

9. Governing Law.  This Agreement shall be deemed to have been made and delivered in New York City, and both this Agreement and the services contemplated hereby shall be governed as to validity, interpretation, construction, effect, and in all other respects by the internal laws of the State of New York.  Each of Advisor and the Company (a) agrees that any legal suit, action, or proceeding arising out of or relating to this Agreement and/or the transactions contemplated hereby shall be instituted exclusively in New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (b) waives any objection which it may have now or hereafter to the venue of any such suit, action, or proceeding, and (c) irrevocably consents to the jurisdiction of the New York State Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding.  Each of Advisor and the Company further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action, or proceeding in the New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, and agrees that service of process upon the Company mailed by certified mail to the Company's address shall be deemed in every respect effective service of process upon the Company in any such suit, action or proceeding, and service of process upon Advisor mailed by certified mail to Advisor's address shall be deemed in every respect effective service of process upon Advisor in any such suit, action, or proceeding.

Please confirm that the foregoing correctly sets forth our agreement by signing the enclosed duplicate of this letter in the space provided and returning it to KBL, whereupon this letter shall constitute a binding agreement as of the date first above written.

Very truly yours, KBL HEALTHCARE MANAGEMENT, INC. By: /s/ Marlene Krauss, M.D. Name: Marlene Krauss, M.D. Title: Chief Executive Officer

AGREED AND ACCEPTED AS OF THE
DATE FIRST ABOVE WRITTEN:

PRWT SERVICES, INC.

By: /s/ Jerry Johnson
Name: Jerry Johnson
Title: Vice Chairman

Exhibit A

Unless otherwise noted, all capitalized terms used herein shall have the meanings set forth in the Agreement.

Since KBL will be acting on behalf of the Company in connection with the engagement contemplated by this Agreement, and as part of the consideration for KBL to furnish its services pursuant to this Agreement, the Company hereby agrees to indemnify and hold  harmless KBL and its affiliates and the respective directors, officers, partners, controlling persons (within the meaning of Section 15 of the Securities Act of 1933 or Section 20 of the Securities Exchange Act of 1934), agents, counsel and employees of KBL or any of its affiliates (KBL and each such other person or entity being referred to individually as an “Indemnified Person” and, collectively, as “Indemnified Persons”) from and against any and all claims, liabilities, losses, damages, penalties, judgments, awards and expenses incurred by any Indemnified Person (including fees and disbursements of counsel) which (A) are related to or arise out of (i) actions taken or omitted to be taken (including any untrue statements made or alleged to have been made or any statements omitted or alleged to have been omitted) by the Company, its affiliates, directors, employees or agents as part of this Agreement or (ii) actions taken or omitted to be taken by an Indemnified Person with the Company’s consent or in conformity with its instructions or its actions or omissions as part of this Agreement or (B) are otherwise related to or arise out of KBL’s activities on the Company’s behalf in connection with the engagement under this Agreement and will reimburse KBL and any other Indemnified Person for all costs and expenses, including counsel fees and disbursements, as they are incurred, in connection with investigating, preparing and defending any action, formal or informal claim, investigation, inquiry or other proceeding, whether or not in connection with pending or threatened litigation, caused by or arising out of or in connection with KBL acting pursuant to this Agreement, whether or not KBL or any Indemnified Person is named as a party thereto and whether or not any liability results therefrom. The Company will not, however, be responsible for any claim, liabilities, losses, damages or expenses pursuant to clause (B) of the preceding sentence which are finally judicially determined by a court of competent jurisdiction (not subject to further review) to have resulted primarily from KBL’s willful misconduct or gross negligence. The Company also agrees that neither KBL nor any other Indemnified Person shall have any liability to the Company for or in connection with this Agreement,  except for any such liability for claims, liabilities, losses, damages, or expenses incurred by the Company which is finally judicially determined to have resulted primarily from KBL’s willful misconduct or gross negligence.

The foregoing right to indemnity and contribution shall be in addition to any rights that KBL or any other Indemnified Person may have at common law or otherwise and shall remain in full force and effect following the completion or any termination of KBL’s engagement. The Company hereby consents to personal jurisdiction and to service and venue in any court in which any claim which is subject to this agreement is brought against KBL or any other Indemnified Person. Neither termination nor completion of the engagement of KBL referred to above shall affect these provisions which shall remain operative and in full force and effect.